Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Contacts:

Investors: Clarissa Willett – 336-436-5076

Investor@LabCorp.com

Media: Pattie Kushner – 336-436-8263

Media@LabCorp.com

LABCORP ANNOUNCES PROPOSED SALE OF SENIOR NOTES

BURLINGTON, N.C., Nov. 18, 2019—LabCorp® (NYSE: LH) announced today that it plans to offer, subject to market and other conditions, senior notes that are expected to be issued in two tranches (the Notes). The Notes will be senior unsecured obligations and will rank equally with LabCorp’s existing and future senior unsecured debt.

LabCorp intends to use the net proceeds of the Notes offering for general corporate purposes that may include (1) the purchase, redemption or repayment at maturity of its outstanding 2.625% Senior Notes due Feb. 1, 2020, (2) the purchase of up to $300 million aggregate purchase price of its 4.625% Senior Notes, due Nov. 15, 2020 in a concurrent tender offer, and (3) the repayment of some or all of the amounts outstanding under its term loan credit facilities.

The joint book-running managers for the offering are BofA Securities, US Bancorp and Wells Fargo Securities. The offering will be made pursuant to an effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission. A copy of the prospectus and related prospectus supplement may be obtained without charge from the Securities and Exchange Commission. Alternatively, a copy of the prospectus and related prospectus supplement may be obtained from BofA Securities by calling toll-free 1-800-294-1322, from US Bancorp by calling toll-free 1-877-558-2607, or from Wells Fargo Securities by calling toll-free 1-800-645-3751.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the accompanying prospectus.

About LabCorp

LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory, and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenue of more than $11 billion in 2018. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com. The information contained on these websites is not incorporated by reference herein.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements including statements about the proposed offering of the Notes and use of proceeds therefrom. Each of the forward-looking statements is subject to change based on various important factors, including the risk that the offering may not be successful. As a result, readers are cautioned not to place undue reliance on any of LabCorp’s forward-looking statements. LabCorp has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks, and uncertainties that could affect operating and financial results is included in LabCorp’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in LabCorp’s other filings with the SEC.

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